Exhibit 4.40

SUPPLEMENTARY AGREEMENT

This Supplementary Agreement is made and entered into on April 20, 2013 (“Effective date”) in Shanghai, by and between:

Party A: Shanghai Zhengju Information Technology Co., Ltd.

Address: 4FL, Building No.2, No.396 Guilin Road, Shanghai, PRC

Party B: Shanghai Giant Network Technology Co., Ltd.

Address: Room 708, Building No.29, 396 Guilin Road, Shanghai, PRC

WHEREAS,

1.	Party A and Party B entered into the Online Game Distribution and License Agreement (the “Original Agreement”) on March 27, 2012. According to the Original Agreement, Party A authorizes Party B to distribute and operation World of Xianxia Game Software V 0.6 and subsequent versions (the “World of Xianxia”) and Party B shall pay the revenue share to Party A.

2.	Since Party B need to invest a huge amount of resource into the operation of World of Xianxia in the early stage, Party A and Party B reach the following supplementary agreement through friendly negotiations,

1.	The Parties hereby agree to modify Article 5.1 to the Original Agreement as follows:

“5.1 Party B is entitled to use all the revenue collected between the commercial launch date of the game software and March 31, 2013 as the upfront costs which means Party A is not entitled to share with Party B concerning this part of revenue according to the rate agreed. From April 1, 2013, Party B shall pay 65% of the book value collected from distribution of the game software on a monthly basis to Party A as license fee. Such license fee shall be paid in RMB.”

2.	In all the rest that is not provided by this Supplementary Agreement the Parties shall be governed by the Original Agreement.

3.	Both parties agree that this Supplementary Agreement supersedes the Original Agreement with respect to the subject matter.

4.	This Supplementary Agreement shall become effective immediately upon sealed by the Parties. This Supplementary Agreement is prepared in two counterparts; each party shall have one counterpart with the same legal effect.

Party A: Shanghai Zhengju Information Technology Co., Ltd.	Party B: Shanghai Giant Network Technology Co., Ltd.